Exhibit 5.1

July 24, 2015

OpGen, Inc. 708 Quince Orchard Road, Suite 160 Gaithersburg, MD 20878
Re:	OpGen, Inc. - Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to OpGen, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the issuance of up to 2,585,772 shares of the Company's common stock, par value $0.01 per share (the "Shares"), pursuant to the OpGen, Inc. 2008 Stock Option and Restricted Stock Plan (the "2008 Plan") or the OpGen, Inc. 2015 Equity Incentive Plan (the "2015 Plan" and, together with the 2008 Plan, the "Plans" ).
In rendering this opinion, we have reviewed the Plans and such certificates, documents, corporate records and other instruments and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  In rendering this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.
The opinion expressed below is based on the assumption that the Registration Statement has been filed by the Company with the U.S. Securities and Exchange Commission and will have become effective before any of the Shares are issued, and that persons acquiring the Shares will do so strictly in accordance with the terms of the Plans and will receive a prospectus containing all the information required by Part I of the Registration Statement before acquiring such Shares.  The opinion is also based on the assumption that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plans and, upon the issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Amended and Restated Certificate of Incorporation.
Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to the Plans in accordance with the terms and conditions thereof (including, where applicable, the payment of any exercise price, the satisfaction of any vesting or forfeiture restrictions and the achievement of applicable performance goals), will be legally issued, fully paid and non-assessable.
This opinion is limited to the matters expressly stated herein and no implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion is limited to the Federal law of the United States of America and to the laws of the State of Delaware.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
Yours truly,
/s/ Ballard Spahr LLP

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